Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: [website omitted]

FOR IMMEDIATE RELEASE
NEWS

New York Stock Exchange
*   Common    -  MHR
American Stock Exchange
*   Bonds        -   MHR.B
*   Warrants   -  MHR/WS/A

MAGNUM HUNTER ANNOUNCES
PLACEMENT OF TEN MILLION COMMON SHARES
FROM LARGEST SHAREHOLDER

Irving, Texas, January 8, 2004, Magnum Hunter Resources, Inc. (MHR: NYSE) announced today that it had assisted in the block trade of ten million shares of the Company’s common stock at the close of business on January 7, 2004 from the Company’s largest shareholder. The ten million share ownership position was previously held by Natural Gas Partners, V, L.P. The shares were originally acquired as a result of the acquisition of Prize Energy, Inc. by Magnum Hunter Resources, Inc. in March 2002. Subsequent to this placement of securities, Natural Gas Partners, V, L.P. will continue to own approximately 3.3 million shares of Magnum Hunter’s common stock. Magnum Hunter received no proceeds from the placement of these securities.

The two firms that worked with management of Magnum Hunter in handling the block trade of this stock, which represents approximately 15% of the Company’s outstanding shares, were Pritchard Capital Partners, L.L.C. and Friedman, Billings, Ramsey & Co., Inc.

Commenting on this transaction, Mr. Gary C. Evans, Chairman, President, and CEO, stated, “Natural Gas Partners has been a tremendous supporter of Magnum Hunter since our merger with Prize Energy some 20 months ago. This relationship has truly been a win-win situation for both parties and our respective investors. While Natural Gas Partners will continue to be a large shareholder of Magnum Hunter, we also welcome the new institutions who have placed their confidence in our management team and business model by acquiring such a large block of our common stock that was valued at almost $100 million.”

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Magnum Hunter Resources, Inc. is one of the nation’s fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.‘s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
SENIOR VICE PRESIDENT – CAPITAL MARKETS (972) 401-0752